Exhibit 99.2

Potential Adverse Tax Consequences of Certain Stock Option Grants

As disclosed in our recent SEC filings, Quest has determined, for accounting purposes, that certain stock options were or may have been granted at exercise prices less than fair market value on the date of grant (“Discount Options”).

A list of the grant dates of the stock option grants that we consider to be Discount Options is provided below. Remember, only the portion of a Discount Option that vested after December 31, 2004 is potentially subject to adverse taxation under Section 409A.

Internal Revenue Code Section 409A imposes adverse tax consequences (including income tax at vesting, an additional 20% penalty tax and interest charges) on the holders of these Discount Options which vest after December 31, 2004. This adverse taxation is in addition to the normal tax consequences of exercising stock options. For employees who pay income taxes in California, California has adopted its own version of Section 409A. The penalty taxes and interest under Section 409A and comparable state laws can exceed 80% of the spread on the affected Discount Options — even if the Discount Options are never exercised.

The adverse tax consequences of Section 409A can apply to employees located outside of the United States. In addition, all employees subject to taxation in locations outside of the U.S. may be subject to adverse or less beneficial tax treatment in those foreign locations as a result of the determination that the Discounted Options were or may have been granted at exercise prices less than fair market value on the date of grant.

Within three business days after we lift the block on stock option exercises (when our SEC filings are up to date), you will be able to exercise your vested options, provided that your exercise complies with the terms of your option agreement, the applicable stock option plan, and any other applicable restrictions on your ability to exercise (such as our regular quarterly blackout restrictions and the terms of our Insider Trading Policy).

However, because of the adverse tax consequences of exercise under Section 409A and certain foreign tax laws, you may wish to delay your exercise of your Discounted Options as described below.

Quest’s Plan to Mitigate the Tax Problem

If you are a current employee who is subject to U.S. income tax and you still hold unexercised Discount Options that became vested on or after January 1, 2005, we are pleased to announce that Quest plans to offer you an opportunity to participate in a special option amendment program. This program will be designed to help you to avoid or minimize the unfavorable tax consequences applicable to your Discount Options under Section 409A and, for employees subject to taxation in certain foreign locations, under the tax laws of those locations. The program will be conducted by means of a tender offer under U.S. securities laws. You must remain an employee of Quest for the duration of the tender offer in order to take advantage of the stock option amendment program.

For employees subject to U.S. income tax on stock option compensation, we currently anticipate that the program will involve giving you an opportunity to amend your Discount Options (again, only the Discount Options vested or vesting after December 31, 2004) so that the exercise price of those Discount Options is increased to the lesser of (a) the fair market value of Quest’s common stock on the date we’ve determined to be the correct accounting measurement date, or (b) the fair market value of Quest’s common stock as of the date we complete the tender offer. The lower of these two fair market values is referred to in this message as the “Adjusted Price”. We also anticipate that the program will include a special cash bonus feature for those participants holding eligible Discount Options that are “in-the-money” when the offer is completed.

The cash bonus will be equal to the difference between the Adjusted Price and the current exercise price of the Discount Options, multiplied by the number of shares covered by the Discount Options so amended (and net of applicable tax withholdings). The tax rules under Section 409 also require that the cash bonus will be paid to eligible participants in January 2009 — not within the same calendar year in which the options are amended.

If you hold Discount Options that are not “in-the-money” when the tender offer expires (meaning the exercise price of those Discount Options is still greater than the Adjusted Price for those Discount Options), those options will be treated differently to cure the Section 409A issues, but no cash bonus will be paid with respect to options in this category.

For employees holding Discount Options who are not subject to U.S. income tax, we will provide separate details on how we intend to address similar adverse tax consequences.

By Monday, January 7, 2008, we will send each employee who holds Discount Options a personalized e-mail with information identifying that employee’s Discounted Options that we believe will be eligible for the tender offer. We intend to commence the tender offer soon after our 2007 Quarterly Reports are filed with the SEC. At that time, we will distribute the formal terms of the tender offer via e-mail to eligible participants. Eligible participants are urged to read these tender offer documents carefully before making a decision to exercise their Discount Options or to participate in the tender offer. Previously exercised options will not be eligible for the tender offer.

If you hold Discount Options, we strongly encourage you not to exercise any of those options until you have consulted with your own personal tax and financial advisors. If you do not elect to take advantage of the tender offer, you may be subject to adverse tax consequences on your Discount Options, including interest and penalties, in addition to the regular ordinary income and/or capital gains taxes applicable to these options.

List of Discount Options – Grant Dates

The following is a list of the grant dates of the stock options which Quest has determined are Discount Options for accounting purposes.

1999	2000	2001	2002	2003
October 1 *	January 11	January 2	March 27	April 3
	April 14	April 4	April 29	July 7
	May 9	June 18	October 8 *	September 10 *
	June 1	September 27		October 20
	June 23	October 1
	July 28	October 23
	August 1	November 1
	September 19	December 27
November 30

*	Only a limited number of options with these Grant Dates are “Discount Options”

In addition to the above grants that may be subject to U.S. tax issues, there are a small number of other grants dated in 1998 and 1999 to made to employees outside of the U.S., that may be subject to tax issues in those countries.

These are complicated issues and undoubtedly you will have questions. Please hold your questions until after you have received additional information from us, including the official tender offer documents. These will be large files, and we hope they will address the most common questions. In addition, we anticipate conducting a series of informational meetings and calls once we officially commence the tender offer to explain the material terms and conditions of the offer.

Important Information

THIS MESSAGE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND WILL ONLY BE MADE PURSUANT TO AN “OFFER TO AMEND OR REPLACE” AND RELATED MATERIALS THAT QUEST SOFTWARE INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS PART OF A TENDER OFFER STATEMENT ON THE DATE OF COMMENCEMENT OF THE TENDER OFFER. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM QUEST SOFTWARE.

CIRCULAR 230 DISCLAIMER: The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). This advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person. This advice was written to support the promotion or marketing of participation in the company’s equity incentive plans. You should seek advice based on your particular circumstances from an independent tax advisor.